EXHIBIT 21.1
Subsidiaries of the Company
At December 31, 2008

State or Jurisdiction
of Organization	Subsidiaries	Ownership%
Delaware	Concho Equity Holdings LLC	100%
Delaware	COG Operating LLC	100%
Texas	COG Realty LLC	100%
Delaware	Concho LP LLC	100%
Texas	Concho Energy Services LLC	100%
Texas	COG Oil & Gas LP	100%
Texas	Concho Oil & Gas Holdings LP	100%
Texas	Concho GP LLC	100%
Texas	Quail Ranch LLC	100%
Texas	Henry Petroleum LP	100%
Texas	Aguasal Holding LLC	100%